SUB-ITEM 77Q1(E)(6): NEW INVESTMENT SUB-ADVISORY CONTRACT

               GE INVESTMENTS FUNDS, INC. SMALL-CAP EQUITY FUND

                            SUB-ADVISORY AGREEMENT

   This agreement ("Agreement") is made as of July 1, 2016, by and among SSGA FUNDS INVESTMENTS, INC. ("SSGA FM"), a Massachusetts corporation, GE INVESTMENTS FUNDS, INC., a Virginia corporation ("Company"), on behalf of the SMALL-CAP EQUITY FUND ("Fund"), a series of the Company, solely with respect to
Section 11(b) of this Agreement, and KENNEDY CAPITAL MANAGEMENT, INC., a Missouri corporation ("Sub-Adviser").

                                   RECITALS

   WHERAS, SSGA FM has entered into an Investment Advisory and Administration Agreement dated July 1, 2016 ("Advisory Agreement") with the Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to the Fund, a series of the Company;

   WHEREAS, pursuant to the Advisory Agreement, SSGA FM is authorized to delegate its investment advisory responsibilities to other investment advisers, subject to the requirements of the 1940 Act;

   WHEREAS, SSGA FM wishes to retain the Sub-Adviser to furnish certain investment advisory services to SSGA FM and the Fund, and the Sub-Adviser is willing to furnish those services;

   WHEREAS, subject to the approval of the Fund's Board of Directors, SSGA FM may retain additional sub-advisers to furnish similar investment advisory services to SSGA FM and the Fund, and may at its sole discretion, allocate the Fund's assets among the Fund's sub-advisers to be managed in accordance with their respective sub-advisory agreements;

   WHEREAS, SSGA FM intends that this Agreement will become effective when approved in accordance with Section 15 of the 1940 Act; and

   NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

    1. Appointment.

   SSGA FM hereby appoints the Sub-Adviser as an investment sub-adviser to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser further acknowledges and agrees that such appointment as an investment sub-adviser to the Fund is limited to those Fund assets allocated to the Sub-Adviser by SSGA FM, which may be changed from time to time at the sole discretion of SSGA FM ("Allocated Assets"). The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Company, the Fund or SSGA FM in any way or otherwise be deemed an agent of the Company, the Fund or SSGA FM.

    2. Duties as Sub-Adviser.

   (a) Subject to the oversight and supervision of SSGA FM and the Board of Directors of the Company (the "Board"), the Sub-Adviser will provide a continuous investment program for the Fund with respect to the Sub-Adviser's Allocated Assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund with respect to such Allocated Assets. The Sub-Adviser will be responsible for placing purchase and sell orders for the Allocated Assets. The Sub-Adviser will consult with SSGA FM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The SubAdviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Registration Statement (as defined below), the Constituent Documents (as defined below), the Investment Guidelines (as defined below), and applicable law. In this connection and in connection with the further duties set forth in this Section 2 as provided below, the Sub-Adviser shall provide SSGA FM and the Board with such periodic reports and documentation as SSGA FM or the Board shall reasonably request regarding the SubAdviser's management of the Fund's Allocated Assets, compliance with applicable laws and rules and the Registration Statement and all requirements hereunder. The Sub-Adviser acknowledges that copies of the Company's current registration statement on Form N-1A and any amendments or supplements thereto ("Registration Statement"), and the Company's Articles of Incorporation and By-Laws, if any ("Constituent Documents"), each as currently in effect, have been delivered or will be delivered to the Sub-Adviser.

   (b) The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, (ii) the Constituent Documents, (iii) all investment guidelines, policies, procedures or directives of the Company or SSGA FM as provided to the Sub-Adviser ("Investment Guidelines"), (iv) the 1940 Act and the rules promulgated thereunder, (v) the Investment Advisers Act of 1940, as amended ("Advisers Act") and the rules promulgated thereunder, and (vi) other applicable federal and state laws and related regulations. To the extent that the Investment Guidelines applicable to the Sub-Adviser's Allocated Assets are inconsistent with the investment restrictions applicable to the Fund's total assets as set forth in the Registration Statement, the Sub-Adviser shall comply with the policies, procedures and directives as set forth in the Investment Guidelines. SSGA FM shall promptly notify the Sub-Adviser of changes to (i), (ii) or (iii) above and shall consult with Sub-Adviser before making any changes relating solely to the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, as well as to the policies, procedures and directives set forth in the Investment Guidelines. In particular, the Sub-Adviser shall take all actions necessary with respect to the Allocated Assets, as if they were the Fund's only assets, to ensure that the Fund: (A) satisfies the asset diversification and gross income qualification requirements as set forth under sub-chapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) complies with the diversification requirements of Section 817(h) of the Code and regulations thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued.

   (c) The Sub-Adviser shall take all actions which it considers necessary to implement the investment objectives and policies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund's Allocated Assets with brokers or dealers selected by Sub-Adviser. For that limited purpose, the Sub-Adviser is authorized as the agent of the Company to give instructions to the Company's custodian(s) as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement.

   In addition to seeking the best price and execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and applicable guidance of the Securities and Exchange Commission (the "SEC"), the Sub-Adviser is also authorized to take into consideration other relevant factors which may include, without limitation: (i) the execution capabilities of such brokers and dealers, (ii) research, brokerage and other services provided by brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (iii) the size of the transaction, (iv) the difficulty of execution, (v) the operational facilities of such brokers and dealers, (vi) the risk to such a broker or dealer of positioning a block of securities, and (vii) the overall quality of brokerage and research services provided by such brokers and dealers. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account and otherwise in accordance with the Sub-Adviser's procedures approved by the Board.

   (d) Only with prior written consent from SSGA FM and subject to: (i) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement, (ii) the provisions of the 1940 Act and the Advisers Act, (iii) the provisions of the 1934 Act, and (iv) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of SSGA FM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Company for such services in addition to the Sub-Adviser's fees for services under this Agreement.

   (e) The Sub-Adviser shall maintain, in the form and for the periods required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Company pursuant to the requirements of Rule 31a-1 under the 1940 Act. The SubAdviser agrees that all books and records which it maintains for the Fund or the Company are the property of the Company and further agrees to surrender the same to SSGA FM or the Company upon SSGA FM's or the Company's request (provided, however, that Sub-Adviser may retain copies of such records). The Sub-Adviser agrees to furnish the Board and SSGA FM with such periodic and special reports regarding the Fund's investments and records relating to the same as the Board or SSGA FM reasonably may request. Further, the Sub-Adviser shall permit the books and records maintained with respect to the Fund to be inspected and audited by the Company, SSGA FM or their respective agents at all reasonable times during normal business hours upon reasonable notice.

   (f) At such times as shall reasonably be requested, the Sub-Adviser will provide to the Board and SSGA FM economic and investment analyses and reports, information required in the Registration Statement and information necessary for SSGA FM and the Board to review the Fund or discuss the management of it. The Sub-Adviser will provide quarterly reports setting forth the Fund's performance with respect to the Allocated Assets and the Sub-Adviser's private account composite performance and will complete on a quarterly basis the checklist provided to it by SSGA FM regarding the Fund's investments and transactions. The Sub-Adviser shall make available to the Board and SSGA FM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund's investments.

   (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities held within the Allocated Assets and will assist the Company's accounting services agent or SSGA FM to obtain independent sources of market value for all other portfolio securities.

   Further, the Sub-Adviser shall be responsible to ensure that the Fund and/or SSGA FM is notified promptly, but in any event on the same day and prior to the earlier of (1) the release of the Fund's net asset value or (2) 6:00pm Eastern Time, of any and all instances in which the Sub-Adviser knows or should have reason to know that the available price or value of a portfolio security does not represent the fair value of the instrument, or that there is no price or value available from any source with respect to a particular instrument and that such instrument should accordingly be subject to a fair valuation determination in accordance with procedures adopted by the Board, as amended from time to time.

   (h) At such times as shall be reasonably requested by SSGA FM, the Sub-Adviser shall review and certify in writing that the information stated in the Company's Registration Statement relating to the Sub-Adviser, its management of the Fund with respect to the Allocated

Assets, including investment objectives, strategies and related risks, and its performance history is and will continue to be true, correct and complete to the best of its knowledge.

   (i) The Sub-Adviser will promptly notify SSGA FM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or members, as applicable, and any changes in the key personnel of the Sub-Adviser, including without limitation any change in the portfolio management personnel responsible for the Allocated Assets of the Fund, in each case prior to or promptly after such change. Notwithstanding the foregoing, the Sub-Adviser will promptly notify SSGA FM of any existing agreement, or upon entering into any agreement, that may result in a change of control of the Sub-Adviser, including without limitation the retention of an agent to assist in the sale of all, or a significant portion, of the business of the Sub-Adviser.

   (j) The Sub-Adviser will calculate its private account composite performance in compliance with the Global Investment Performance Standards of the CFA Institute Centre for Financial Market Integrity and such performance will be reviewed or verified at least annually by an independent accounting firm.

   (k) Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of the Sub-Adviser shall certify to SSGA FM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of SSGA FM, the Sub-Adviser shall permit SSGA FM, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

   (l) Unless SSGA FM gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall, in a prudent and diligent manner, vote proxies in the best interests of the Fund as may be necessary or advisable in connection with any matters submitted to a vote of the shareholders of an issuer held by the Fund and shall provide SSGA FM with its proxy voting procedures and guidelines and any amendments thereto.

    3. Expenses.

   During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement.

    4. Supplemental Arrangements

   The Sub-Adviser may enter into arrangements with other persons affiliated with the Sub-Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Adviser, other than the brokerage services provided in Section 2(d) herein.

    5. Prohibited Conduct

   In providing the services described in this Agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by SSGA FM, including the Fund, regarding transactions in portfolio securities or other portfolio investments of the Fund.

    6. Compensation.

   For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, SSGA FM shall pay the Sub-Adviser no later than the ninetieth (90th) day following the end of each calendar quarter, a fee based on the aggregate Allocated Assets of the small-cap equity funds managed by SSGA FM and sub-advised by the Sub-Adviser, as provided in Schedule A to the Agreement.

    7. Compliance Matters

   (a) The Sub-Adviser understands and agrees that it is a "service provider" to the Company as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate fully with SSGA FM and the Company and its directors and officers, including the Company's Chief Compliance Officer ("CCO"), with respect to all compliance-related matters, including the Company's efforts to assure that each of its service providers adopts and maintains written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-1) by the Company, SSGA FM and Sub-Adviser. In this regard, the Sub-Adviser shall:

      (1) submit to the Board for its consideration and approval, the Sub-Adviser's applicable compliance policies and procedures;

      (2) submit to the Board for its consideration and approval, annually (and at such other times as the Company may request), a written report ("Report") fully describing the results of the Sub-Adviser's review of the adequacy of its compliance policies and procedures, including its assessment of the effectiveness of such policies and procedures and a description of any material amendments to such policies and procedures since the more recent of: (A) the Board's approval of such policies and procedures or (B) the most recent Report;

      (3) provide periodic reports discussing the Sub-Adviser's compliance program and special reports in the event of material compliance matters;

      (4) permit SSGA FM and the Company and its directors and officers to become familiar with the Sub-Adviser's operations and understand those aspects of the Sub-Adviser's operations that may expose SSGA FM and the Company to compliance risks or lead to a violation by the Company, SSGA FM or the Sub-Adviser of the federal securities laws;

      (5) provide SSGA FM, the Company and its directors and CCO with such certifications regarding compliance as may be reasonably requested; and

      (6) make the Sub-Adviser's personnel and compliance policies and procedures reasonably available to such personnel as SSGA FM and the Company and its directors and officers may designate to evaluate the effectiveness of the Sub-Adviser's compliance controls, policies and procedures.

   (b) The Sub-Adviser agrees to maintain and implement a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

    8. Representations and Warranties of Sub-Adviser.

   The Sub-Adviser represents, warrants and agrees as follows:

   (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the obligations contemplated by this Agreement;
(iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the obligations contemplated by this Agreement; (iv) has the authority to enter into and perform the obligations contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify SSGA FM of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule
4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and (vii) is duly organized and validly existing under the laws of the state in which it was organized with the power to own and possess its assets and carry on its business as it is now being conducted.

   (b) The Sub-Adviser has adopted a written code of ethics pursuant to Rule 204A-1 under the Advisers Act that also complies with Rule 17j-1 under the 1940 Act (the "Code"), and will provide SSGA FM and the Board with a copy of that code of ethics, together with evidence of its adoption. Within fifteen
(15) days of the end of the last calendar quarter of each year that this Agreement is in effect, the president, any vice president or chief compliance officer of the Sub-Adviser shall certify to SSGA FM that the Sub-Adviser
(i) has complied with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, the details of such violation and of the appropriate action that was taken in response to such violation and (ii) has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code. On an annual basis, the Sub-Adviser shall provide a written report to the Board and SSGA FM pursuant to Rule 17j-1(c)(2) under the 1940 Act, and upon a reasonable written request from SSGA FM, furnish to SSGA FM all other records relevant to the Sub-Adviser's code of ethics as it relates to this Agreement

   (c) The Sub-Adviser certifies that the information stated in each of the most current Post Effective Amendment to the Company's Registration Statement relating to the Sub-Adviser, its management of the Fund with respect to the Allocated Assets and its performance history is and will continue to be true, correct and complete to the best of its knowledge.

   (d) The Sub-Adviser will provide SSGA FM with a minimum investment management capacity of $200 million in the aggregate, to provide investment advisory services on behalf of the small-cap equity mutual funds (including the Fund) managed by SSGA FM and sub-advised by the Sub-Adviser.

    9. Representations and Warranties of SSGA FM.

   SSGA FM represents, warrants and agrees that SSGA FM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by SSGA FM of this Agreement does not contravene or constitute a default under any agreement binding upon SSGA FM; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify SSGA FM from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and (vii) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

    10.Duty to Update Information.

   The parties hereto shall promptly notify each other in writing regarding any change to the foregoing representations and warranties. Likewise, the Sub-Adviser agrees to notify SSGA FM of any change of control of Sub-Adviser, including any change of its general partner or 25% shareholders, as applicable, and any changes in the key personnel of the Sub-Adviser, including in particular portfolio management personnel responsible for the Allocated Assets of the Fund, in each case prior to or promptly after notice of such change.

    11.Indemnification.

   (a) SSGA FM agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of
Section 15 of the Securities Act of 1933, as amended ("1933 Act") harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of:

      (i) SSGA FM's breach of its duties under this Agreement; or

      (ii) any bad faith, willful misfeasance, reckless disregard or gross negligence on the part of SSGA FM or any of its directors, officers or employees in the performance of SSGA FM's duties and obligations under this Agreement, except to the extent such loss results from the SubAdviser's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-Adviser's duties and obligations under this Agreement.

   (b) The Company agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the SubAdviser within the meaning of
Section 15 of the 1933 Act harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semiannual report to investors in the Fund (other than a misstatement or omission relating to disclosure about the Sub-Adviser approved by the SubAdviser or provided to SSGA FM or the Company by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-Adviser of the second paragraph of
Section 2(g) of this Agreement).

   (c) The Sub-Adviser agrees to indemnify and hold SSGA FM, its officers and directors, and any person who controls SSGA FM within the meaning of Section 15 of the 1933 Act, and the Company, its officers and directors, and any person who controls the Company or any Fund within the meaning of Section 15 of the 1933 Act, harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of:

      (i) any misrepresentation of a material fact or the omission of a fact necessary to make information not misleading in the Registration Statement, any proxy statement, or any annual or semi-annual report to investors in the Fund relating to disclosure about the Sub-Adviser approved by the Sub-Adviser or provided to SSGA FM or the Company by the Sub-Adviser or relating to an incorrect valuation of a Fund portfolio security that resulted from any breach by the Sub-Adviser of the second paragraph of
   Section 2(g) of this Agreement;

      (ii) Sub-Adviser's breach of its duties under this Agreement; or

      (iii) any bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser's duties and obligations under this Agreement, except to the extent such loss results from the Company's or SSGA FM's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement.

    12.Survival of Representations and Warranties.

   All representations and warranties made by the Sub-Adviser and SSGA FM pursuant to Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

    13.Duration and Termination.

   (a) This Agreement shall become effective upon the date first above written and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

   (b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund's outstanding voting securities, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by SSGA
FM: (i) upon 60 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Section 8 of this Agreement; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days' written notice to SSGA FM. This Agreement will terminate automatically in the event of its assignment (as defined under the 1940 Act, the rules thereunder or SEC staff interpretations thereof), including without limitation, a change of control of the Sub-Adviser, or upon termination of the Advisory Agreement.

    14.Change of Control of the Sub-Adviser.

   The Sub-Adviser will be liable to the Company and SSGA FM for all direct and indirect costs resulting from a change of control of the SubAdviser, including without limitation all costs associated with proxy solicitations, preparation and mailing of information statements, Board meetings, revisions to prospectuses, statements of additional information and marketing materials, and the hiring of another sub-adviser to the Fund. The understandings and obligations set forth in this Section 14 shall survive the termination of this Agreement and shall be binding upon the Sub-Adviser's successor(s) and/or assign(s).

    15.Confidentiality.

   During the term of this Agreement, and at all times thereafter, the Sub-Adviser shall not itself, or assist anyone else to, directly or indirectly, disclose to any person or entity Confidential Information of SSGA FM, the Company or the Fund, now known or subsequently learned by the SubAdviser. The Sub-Adviser shall only use the Confidential Information only for the purpose of providing its services under this Agreement, and shall not use such Confidential Information for the benefit of itself or its employees or cause the Confidential Information in any manner to be published, disclosed or distributed to any third party. "Confidential Information" shall mean any information, whether written or oral, and materials furnished to or obtained by the Sub-Adviser, which directly relates to SSGA FM, the Company, the Fund, and their affiliates, clients, customers, vendors, or other third party's research, development, trade secrets, techniques, processes, procedures, plans, policies, business affairs, marketing activities, discoveries, hardware, software, screens, specifications, designs, drawings, data and other information and materials, regardless of its form, other than information in the public domain. Confidential Information shall also include Portfolio Holdings Information (as defined below) of SSGA FM, the Company or the Fund.

   "Portfolio Holdings Information" is defined as information which, at any point in time, identifies, or may be used to identify (i) any security or other financial instrument owned in any of the client accounts at SSGA FM (each an "Account") (ii) the value of any security or other financial instrument owned in an Account, (iii) information concerning the purchase and sale of securities or other financial instruments in an Account; and (iv) characteristics of securities or other financial instruments owned in an Account (such as sector, country, regional, quality and duration breakdowns, depending on the type of account). Portfolio Holdings Information does not include information that is as of a date at least 30 calendar days old.

   16. Amendment of this Agreement.

   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund's outstanding voting securities (unless the Company receives an SEC exemptive order or opinion of counsel, or the issue is the subject of a position of the SEC or its staff, permitting it to modify the Agreement without such vote).

   17. Governing Law.

   This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

   18. Miscellaneous.

   The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "control," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

                           [Signature Page Follows]

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                             SSGA FUNDS MANAGEMENT, INC.

                                             By:  /s/ Ellen M. Needham
                                                  ------------------------------
                                                  Name: Ellen M. Needham
                                                  Title: President

                                             GE INVESTMENTS FUNDS, INC., ON
                                             BEHALF OF SMALL-CAP EQUITY FUND, A
                                             SERIES OF GE INVESTMENTS FUNDS,
                                             INC., SOLELY WITH RESPECT TO
                                             SECTION 11(b) OF THIS AGREEMENT

                                             By:  /s/ Jeanne M. La Porta
                                                  ------------------------------
                                                  Name: Jeanne M. La Porta
                                                  Title: President and Director

                                             KENNEDY CAPITAL MANAGEMENT, INC.

                                             By:  /s/ Randall L. Kirkland
                                                  ------------------------------
                                                  Name: Randall L. Kirkland, CFA
                                                  Title: President and Chief
                                                  Executive Officer

                                  SCHEDULE A

                         Fees Paid to the Sub-Adviser

   The Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth below:

       REDACTED

   The foregoing breakpoints and the annual rate to be paid by SSGA FM to the Sub-Adviser shall be based on the net assets attributable to the aggregate Allocated Assets of all the small-cap equity funds managed by SSGA FM and sub-advised by the Sub-Adviser.

   For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Company, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

   In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within ninety (90) days of the date of termination.